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Education Management Corporation

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       The following press release was issued by Education Management Corporation:

MEDIA CONTACT:                INVESTOR RELATIONS CONTACT:
Mark Toth                    John Iannone
Sr. Director of Communications            Director of Investor Relations
Education Management Corporation        Education Management Corporation
(412) 995-7263                    (412) 995-7727
mtoth@edmc.edu                 jiannone@edmc.edu

Former Heinz CEO and a Retired Air Force General to
Stand for Election to Education Management Board of Directors

William R. Johnson Will Be Nominated to Serve
as Non-Executive Chairman of the Board

PITTSBURGH, October 3, 2013 -- Education Management Corporation (NASDAQ: EDMC) today announced that William (Bill) R. Johnson, former Chairman, President & CEO of H.J. Heinz Company, and General (Ret.) Lester (Les) L. Lyles, United States Air Force, have been nominated to serve as new members of the company’s Board of Directors and help support the company’s overall effort to improve access, affordability and achievement for students.

If approved by the company’s shareholders, they will join the Board of Directors at the time of the annual shareholders meeting on November 8, 2013.

“I am delighted that Bill and Les have agreed to serve on our board of directors,” said Edward H. West, president and CEO of Education Management Corporation. “They both have deep and diverse experience across a range of roles in the private and public sectors, and we believe their perspective and support will help us to deliver on the higher education needs in the marketplace.

“Bill brings to the Board his strategic vision for growth, business strategy, global business skills, marketing acumen, and a consumer focus. Les, through his deep military experience and service as a director of several notable companies, is uniquely qualified to provide critical strategic and business advice. At EDMC, we are committed to academic excellence and the success of our students. I am confident their support and expertise as new Board members will be invaluable as we seek to meet our goal of having 1 million graduates by 2020.”

If approved by the shareholders, Johnson will be nominated by the Board to serve as Non-Executive Chairman. He will succeed Todd S. Nelson, who will not stand for re-election as a director at the end of his current term.

West added, “I would also like to thank Todd for his years of hard work, dedication and many contributions to the company over the years.”

“I am very familiar with EDMC and have been quite impressed with the progress the company has made to position itself to succeed in the current environment for post-secondary education. I believe that it has the right combination of a student-centric focus, program offerings leading to successful employment, and academic and managerial leadership,” said Johnson. “I look forward to working with Ed and my fellow Board members to assist the company in those efforts.”

Lyles is a 35-year veteran and retired four-star general in the United States Air Force with a distinguished career during which he served as Commander of Ogden Air Logistics Center, Hill Air Force Base, Utah; Commander of the Air Force Space & Missiles Systems Center, Los Angeles Air Force Base, Calif; Director of the Ballistic Missile Defense Organization, Pentagon; Vice Chief of Staff of the U.S. Air Force, Pentagon; and Commander, Air Force Materiel Command, Wright-Patterson Air Force Base, among other assignments.

“I have been impressed by the commitment of the company, and its education systems, to its students and stakeholders,” said Lyles. “I am excited to be nominated to join the EDMC Board of Directors and drive efforts to support the expansion of programs tailored for a diverse student population and helping veterans transition to the private sector through higher education.”

About Education Management
Education Management Corporation (www.edmc.edu), through its 110 colleges and universities in the U.S. and Canada, including Argosy University, The Art Institutes, Brown Mackie Colleges and South University, provides traditional and nontraditional students with the access and opportunity to improve their lives through education. In its more than 40-year existence, Education Management has offered academic programs through campus-based and online instruction, and successfully graduated more than 370,000 students. Education Management is committed to offering quality academic programs and strives to improve the learning experience for all students. Undergraduate and graduate degrees and certain specialized non-degree diplomas are offered in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

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SOURCE: Education Management Corporation

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Education Management Corporation plans to file with the Securities and Exchange Commission and mail to its shareholders a Proxy Statement in connection with the nomination of the directors discussed herein.  PLEASE READ THE PROXY STATEMENT WHEN IT IS AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION.
The proxy statement and other relevant documents will be available for free at the website of the SEC (www.sec.gov) or from Education Management Corporation by following instructions to be included in the proxy statement.  Investors may also contact Investor Relations at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222 or call (412) 562-0900 to obtain a hard copy of the proxy statement, when it is available, and other relevant documents without charge.

PARTICIPANTS IN THE SOLICITATION
Education Management Corporation is a participant in the solicitation of proxies in favor of the directors discussed herein.